EXHIBIT 99.2

                           COMMENTS FOR T. SCOTT COBB

                         FOR THE 4th QUARTER OF FY 2003
             SCB COMUTER TECHNOLOGY, INC., EARNINGS CONFERENCE CALL
                            2 P.M. CST, JUNE 19, 2003


Good afternoon and welcome to SCB Computer Technologies' earnings conference call for the fourth quarter and year ended April 30, 2003.

I am Scott Cobb, President and Chief Executive officer of SCB. With me this afternoon is Jeff Cobb, our Executive Vice President and COO and Mike Boling, our Executive vice President and CFO.

Before proceeding with the call, Mike will provide you with the customary note about forward-looking statements that will be made this afternoon. Mike.

Mike Boling:      Thank you Scott.
This conference call will contain forward-looking statements. All statements other than statements of historical fact made in this conference call are forward-looking statements. Forward looking statements reflect management's current assumptions, beliefs, and expectations and are subject to risks and uncertainties, including the company's ability to successfully integrate the Remtech Services Inc. business; the Company's ability to complete the acquisition of National Systems & Research Co.; the renewal of federal and state contracts; and other factors discussed in the Company's filing with the Securities and Exchange Commission (including the Company's annual report on Form 10-K for the fiscal year ended April 30, 2002), that could cause actual results to differ materially from historical or anticipated results. The company undertakes no obligation to update the forward-looking information except as required by law. Scott.

Scott Cobb:       Thank you Mike.
We are pleased to inform you we have completed our eighth consecutive quarter and second consecutive fiscal year of profitable operations. During the fourth quarter, our revenue and earnings per share exceeded the guidance previously provided. In a few minutes, Mike will report on the details of our financial results. While our financial and operating results were very positive, our largest disappointment has been the continued weakness in the market resulting in an overall decrease in revenue this fiscal year. However, revenue in the fourth quarter was flat with the third quarter of fiscal 2003 on similar operations. From a growth perspective, our February acquisition of Remtech Services increased our revenue by 47% in the fourth quarter of fiscal 2003. In addition, Remtech's revenue in the fourth quarter of 2003 grew 22% over the similar three-month period in 2002 when RSI was a private company. RSI generated $.01 of our earnings per share in the fourth quarter.
We are excited about our current focus and how the market has recently responded to the performance of our Company. Before I say any more, let's have Mike go over the actual financial performance. Mike.

Mike Boling:      Thank you, Scott.


As Scott indicated, this completes our eighth consecutive quarter of positive earnings and our second consecutive full year of positive earnings. Also, as Scott previously indicated to you, the acquisition of RSI has been immediately accretive to earnings.

Let's discuss the results of the fourth quarter ended April 30, 2003.

Net income for the fourth quarter of fiscal 2003 was $1,420,000, or $0.06 per share compared to $3,213,000, or $.13 per share in the fourth quarter of fiscal 2002. Both periods include an adjustment lowering income tax expense to reflect to the company's ability to realize the tax benefits of previously incurred operating losses. The adjustment was $705,000 or .03 per share in the fourth quarter of 2003 and $2,873,000 or $.12 per share in the fourth quarter of fiscal 2002. Income before income taxes in the fourth quarter of fiscal 2003 increased 110% to $1,181,000 from $562,000 in the fourth quarter of fiscal 2002.

Revenue in the fourth quarter of fiscal 2003 was $28.1 million, a 16% increase from the $24.1 million in the fourth quarter of 2002 and a 47% increase from the third quarter of 2003. The Remtech acquisition accounted for $9.0 million of the revenue in the fourth quarter of fiscal 2003. Excluding the Remtech acquisition, revenue decreased 21% in the fourth quarter of 2003 due primarily to a decrease in billable personnel as a result of the weak economy and the overall slowdown in technology spending.

On a quarter-to-quarter basis, revenue in the fourth quarter of 2003 was basically flat with revenue in the third quarter of 2003.

Gross profit was 23.5% in the fourth quarter of 2003 down from 25.7% in the fourth quarter of 2002. The decrease is due primarily to the cost plus federal contracts in RSI.

Sales, general and administrative expenses were $5.4 million in the fourth quarter of 2003 and 2002. In the fourth quarter of 2003 SG&A expense was 19.1% of revenue down from 22.3% of revenue in the fourth quarter of 2002.

Corporate overhead was $2.4 million in the fourth quarter of 2003, a 20% decrease from $3.0 million in 2002.

Now for a discussion of the results for the year ended April 30, 2003.
For the year ended April 30, 2003, net income was $2,805,000 or $.11 per share, a decrease from $4,695,000 or $.19 per share for fiscal 2002. Net income in 2003 was increased $705,000 or .03 per share and in 2002 by $2,873,000 or $.12 per share by an income tax adjustment. Without this adjustment net income per share for fiscal 2003 increased to $.08 from $.07 in fiscal 2002. Pretax income increased from $3.0 in fiscal 2002 to $3.5 million in 2003, a 17% increase.

Revenue for fiscal 2003 was $90.5 million compared to $105.1 million in fiscal 2002, a 14% decrease. The Remtech acquisition accounted for $9.0 million in revenue. Without Remtech revenue decreased 22% to $81.5 million. The most significant reason for the decrease is the weak economy and the overall slowdown in technology spending.

Sales, General & Administrative expense decreased 21% to $18.0 million during fiscal 2003. In fiscal 2003 SG&A expense was 19.9% of revenue down from 21.7% in fiscal 2002.

Corporate overhead in fiscal 2003 was $8.3 million, a 26% decrease from $11.2 million in fiscal 2002.

Acquisitions
Effective February 1, 2003 we acquired 100% of the stock of Remtech Services Inc. for $12.5 million in cash and notes. At the time of the acquisition RSI had signed contracts with contract value of approximately $172 million over a five-year period.

In the fourth quarter of fiscal 2003 RSI generated $9.0 million in revenue and net income per share of $.01. The integration of RSI into SCB is progressing smoothly with no unusual costs or cash requirements.

On May 28, 2003 we entered into a stock purchase agreement to acquire 100% of the stock of National Systems & Research Company. The purchase will be funded with a combination of cash, notes and SCB stock. In fiscal 2002 NSR reported $28.2 million in revenue and generated approximately $2.1 million in EBITDA. The NSR acquisition includes booked contracts with a value of approximately $130 million. We expect to close the acquisition no later than August 29, 2003 based upon the satisfaction of several closing conditions including the resolution of certain legal matters and finalization of financing.

Now to our Balance Sheet
Total assets at April 30, 2003 were $53.1 million up from $41.4 million at April 30, 2002. The total assets recorded from the acquisition of Remtech, including intangibles, was $16.1 million.

At April 30, 2003 debt was $21.9 million, an increase from $14.6 million at April 30, 2002. Of the $21.9 million $7.2 million resulted from the acquisition of new equipment at a major outsourcing contract and $12.1 from the acquisition of Remtech. Excluding these two items the 2002 debt had been reduced $11.5 million to $2.6 million at April 30, 2003. Cash generated from operating activities during fiscal 2003 was $14.0 million, a 41% increase from $9.9 million in fiscal 2002.

At the end of fiscal 2003 the company had approximately 51 days in accounts receivable down from 55 days in fiscal 2002. Less than .5% of the receivables were over 90 days old.

During the year we spent $482,000 repurchasing approximately 690,000 shares for treasury.

When including a full year of EBITDA for the Remtech, debt to EBITDA at year-end was approximately 1.8 to 1.

Guidance for the first quarter and fiscal 2004
The company expects revenue in the first quarter of fiscal 2004 to be in the range of $25 to $27 million and net income per share to be in the range of $.01 to $.03. For the fiscal year ending April 30, 2004, the company expects revenue in the range of $125 to $145 million and net income per share of $.10 to $.15. This estimate includes the estimated results of the NSR acquisition assuming all closing conditions are met and it closes no later than August 29, 2003.

Closing Remarks
In a very difficult economy we continued to perform well, we announced two acquisitions and completed one and our balance sheet continues to improve. And for the solutions portion of our business we have contracted backlog in excess of $330 million.
We are pleased with the current financial performance and the prospects for the near term. I will now turn it back over to Scott for his closing remarks.

Scott Cobb:       Thank you Mike.
A lot of senior management effort went into implementation of our strategy this past year. Our future goals are: o To focus our growth in the government industry, especially the federal government o To grow our federal practice to greater than $100 million in revenue within the next 18 to 24 months o To improve our product mix to 70% solutions and 30% staffing o To annually improve our net income as a % of revenue until we achieve 5% o Through a combination of internal growth and strategic acquisition, grow revenue to in excess of $500 million within five years o Evaluate our alternatives for listing on a major stock exchange

We completed one acquisition this past year - Remtech Services - and we announced a second acquisition - National Systems & Research Co. We have no new information to report on the NSR acquisition other than we hope to complete the transaction by the August 29, 2003 date we previously reported. Both companies' primary customers are governmental agencies. All of Remtech's customers are agencies of the federal government with 63% coming from the Department of Defense. Similarly, all of NSR's customers are governmental agencies with approximately 50% of its revenue with the Department of Energy. Both companies' projects are solutions driven, primarily outsourcing.

Our focus is clear. The government market will be the major focus of our revenue and solutions for customers will be our leading product. With the support of our Board and banks, we will continue to evaluate strategic acquisitions.

We appreciate the confidence the market has shown in our stock over the last sixty days. We are now trading at a 16 multiple, whereas our competitors are trading at a significantly higher price earnings multiple. We believe in our focus and it is management's opinion that our stock remains undervalued.

Thank you for your attention today. We will now respond to questions.